Table of Contents

EXHIBIT 8.1

LIST OF SUBSIDIARIES

The following table lists our subsidiaries and their jurisdiction of incorporation as of June 30, 2011:

Subsidiaries	Country of Incorporation
Cactus Argentina S.A.	Argentina

Agro- Uranga S.A.	Argentina

Futuros y Opciones.Com S.A.	Argentina

IRSA Inversiones y Representaciones Sociedad Anónima	Argentina

BrasilAgro Companhia Brasileira de Propiedades Agrícolas	Brasil

Exportaciones Agroindustriales Argentinas S.A.	Argentina

Agrology S.A.	Argentina

Northagro S.A.	Argentina

Pluriagro S.A.	Argentina

Agrotech S.A.	Argentina

FyO Trading S.A.	Argentina